EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Second Quarter 2017 Results

Revises Guidance for Fiscal Year 2017
Reiterates Accelerated Development Plan for Fiscal Year 2018

SOUTHLAKE, Texas, July 21, 2017 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, reported financial results today for the second quarter ended June 13, 2017. The Company also revised guidance for fiscal year 2017 and reiterated an accelerated development plan for fiscal year 2018.

Key highlights from the second quarter 2017 compared to the second quarter 2016 include:

  Consolidated revenues increased 3.0% to $82.3 million from $79.9 million.
  Total comparable restaurant sales decreased 2.2% comprised of a 0.1% decrease in average check and 2.1% decrease in customer counts. Total comparable restaurant sales were negatively impacted by 50 basis points due to the elimination of lunch operating hours at selected Sullivan’s Steakhouse locations.
  —  Comparable restaurant sales decreased 0.5% at Del Frisco’s Double Eagle Steak House comprised of a 1.8% increase in average check and 2.3% decrease in customer counts.
  —  Comparable restaurant sales decreased 5.2% at Sullivan’s Steakhouse comprised of a 3.4% increase in average check and 8.6% decrease in customer counts. Excluding the aforementioned elimination of lunch operating hours, comparable restaurant sales decreased 2.5% comprised of a 1.5% decrease in average check and 1.0% decrease in customer counts.
  —  Comparable restaurant sales decreased 3.2% at Del Frisco’s Grille comprised of a 4.4% decrease in average check and 1.2% increase in customer counts.
  Cost of sales, as a percentage of consolidated revenues, increased to 28.5% from 28.3%.
  GAAP Net Income of $2.1 million, or $0.09 per diluted share, compared to GAAP Net Income of $4.4 million, or $0.19 per diluted share.
  Adjusted Net Income* of $3.3 million, or $0.15 per diluted share, compared to Adjusted Net Income* of $4.5 million, or $0.19 per diluted share.
  Restaurant-level EBITDA* decreased 1.6% to $16.9 million from $17.1 million.

*  Adjusted Net Income and Restaurant-level EBITDA are non-GAAP measures. For a reconciliation of Adjusted Net Income and Restaurant-level EBITDA to GAAP net income and why we consider them useful, see the reconciliation of non-GAAP measures accompanying this release.

Norman Abdallah, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, “Comparable restaurant sales trends during the second quarter were volatile and should remain so at least through the third quarter as our new menu rollouts and associated marketing campaigns designed to yield higher check averages and penny profits do not begin in earnest until the fourth quarter. We have revised our annual expectations to reflect ongoing sales choppiness coupled with higher prime costs, due to rising beef prices and wage inflation, while taking a cautious stance on the various investments we are making across leadership, technology, and operations that cannot be capitalized.”

Abdallah continued, “Our now-completed customer research has enabled us to define guest segments, core occasions, and competitive opportunities for each concept. For the Double Eagle, we reconfirmed the strength of our flagship brand and identified occasions and guests that will enable intelligent growth in both comparable restaurant sales and unit expansion. For Sullivan’s, we were able to articulate key opportunities including a path to differentiated positioning that will help us facilitate growth through our emerging asset-light model. For Del Frisco’s Grille, we learned that the brand indexes highly on date nights, special occasions, planned nights out, and happy hours. These social outings have a distinct decision making process and we will be using digital marketing to more effectively target core guests, ensuring our brand is top of mind when choosing the location of their next gathering.”

Abdallah concluded, “The Double Eagle in Plano and Del Frisco’s Grille in New York City have both opened to very strong sales volumes and we could not be more pleased with our guest reception in these markets. We are now gearing up for more aggressive growth beginning next year, predicated upon disciplined capital deployment and 30%+ cash on cash generation for our shareholders. We have therefore shifted our focus towards expanding Double Eagle as our primary growth vehicle given its more compelling margins and returns. We intend to develop at least two Double Eagles in 2018, including our first smaller prototype design. These openings will be complemented by two new Del Frisco’s Grilles featuring their own ‘prototype of the future’. We will also remodel a Sullivan’s next year utilizing design elements of a new prototype restaurant that is now scheduled to open in 2019.”

Review of Second Quarter 2017 Operating Results
Consolidated revenues increased $2.4 million, or 3.0%, to $82.3 million in the second quarter of 2017 from $79.9 million in the second quarter of 2016. Total net operating weeks increased to 628 from 600. Total comparable restaurant sales decreased 2.1% in the second quarter of 2017. Excluding the elimination of lunch operating hours at selected Sullivan’s Steakhouse locations, total comparable restaurant sales decreased 1.7% comprised of a 1.3% decrease in average check and 0.4% decrease in customer counts.

General and administrative costs decreased to $5.9 million in the second quarter of 2017 from $6.0 million in the second quarter of 2016. As a percentage of consolidated revenues, general and administrative costs fell to 7.2% from 7.5%.

GAAP Net Income was $2.1 million, or $0.09 per diluted share, in the second quarter of 2017 compared to GAAP Net Income of $4.4 million, or $0.19 per diluted share, in the second quarter of 2016.

Adjusted Net Income* was $3.3 million, or $0.15 per diluted share, in the second quarter of 2017 compared to Adjusted Net Income* of $4.5 million, or $0.19 per diluted share, in the second quarter of 2016. For the second quarter of 2017, Adjusted Net Income* excluded $0.5 million of lease termination and closing costs related to the accelerated closure of our Sullivan’s Steakhouse in Houston, TX that was originally scheduled for later in the fiscal year, $0.6 million in consulting project fees related primarily to Del Frisco’s Grille, and $0.6 million in reorganization severance costs.

Restaurant-level EBITDA* decreased $0.3 million, or 1.6%, to $16.9 million in the second quarter of 2017. As a percentage of consolidated revenues, restaurant-level EBITDA* decreased to 20.5% from 21.4%.

Stock Repurchase
During the second quarter of 2017, we purchased 278,702 shares of our common stock under the stock repurchase program authorized by our Board of Directors in October 2014 and as expanded in February 2017. These share repurchases reduced the Company's shares outstanding by approximately 1.3%. As of June 13, 2017, $20.1 million in authority remains under the $50.0 million program.

Thus far in the third quarter of 2017, we have purchased an additional 540,507 shares of our common stock.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact our future operating results and financial condition.

Based upon current information, we are revising our guidance for the 52-week fiscal year 2017, which ends on December 26, 2017 to the following:

  Total comparable restaurant sales of -2% to -1% (previously -0.5% to 0.5%).**
  One Del Frisco’s Double Eagle Steak House and one Del Frisco’s Grille opening (both completed).
  Two Sullivan’s Steakhouse closings (completed).
  Cost of sales of 28.0% to 28.4% (previously 27.8% to 28.2%) of consolidated revenues.
  Restaurant-level EBITDA* of 20.5% to 21.0% (previously 21.1% to 21.4%) of consolidated revenues.
  General and administrative costs of approximately $27.1 million to $28.5 million (previously $27.4 million to $27.9 million).
  Consulting engagement costs of approximately $2.7 million to $2.8 million (previously $2.9 million to $3.1 million).
  Pre-opening costs of approximately $2.1 million to $2.4 million.
  Effective tax rate of approximately 26% to 28% (previously 29% to 31%).
  Gross capital expenditures (before tenant allowances and inclusive of remodels and expenditures related to 2018 openings) of $28 million to $30 million (previously $32.8 million to $33.8 million).
  Annual adjusted net income* per diluted share between $0.76 to $0.80 (previously $0.82 and $0.86). (Excludes lease termination and closing costs, consulting project costs, and reorganization severance referenced above and assumes no additional share repurchases beyond those made so far in the third quarter.)

** includes impact of the elimination of lunch operating hours in selected Sullivan’s Steakhouse markets beginning in the second quarter of 2017.

We have not reconciled guidance for Annual adjusted net income* per diluted share to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted since these items could vary significantly from period to period (i.e. impairments, restaurant closure costs and stock repurchases.) Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Development
We have completed our development plans for fiscal year 2017 with the opening of two restaurants -- a Del Frisco's Double Eagle Steak House in Plano, TX in the second quarter on May 3, 2017 and a Del Frisco's Grille in downtown New York City in the third quarter on June 21, 2017.

For fiscal year 2018, we now expect to open four to six restaurants, consisting of at least two Del Frisco’s Double Eagle Steak Houses and two Del Frisco’s Grilles.

  We have signed leases for Del Frisco’s Double Eagle Steak Houses in Atlanta, GA and Boston, MA. These restaurants are expected to open in the second half of fiscal year 2018. The Atlanta location will utilize a new smaller prototype design.
  The Del Frisco’s Grille in Westwood, MA is expected to open in the first quarter 2018. In addition, we are negotiating a lease for a second Del Frisco’s Grille. Both of these locations will utilize a new smaller, and more efficient prototype design.

We are also negotiating a lease for a Sullivan’s Steakhouse in Dallas, TX. The restaurant is expected to open in the first half of fiscal year 2019 and will utilize a new prototype design. This location will serve as a showcase restaurant to promote our future franchising program in small to medium tier markets.

Conference Call
We will host a conference call to discuss the financial results for the second quarter 2017 ended June 13, 2017, today at 7:30 AM Central Time. Hosting the conference call will be Norman Abdallah, Chief Executive Officer; Neil Thomson, Chief Financial Officer; and Brandon Coleman, Chief Marketing Officer.

The conference call can be accessed live over the phone by dialing 719-457-2617. A replay will be available afterwards and can be accessed by dialing 412-317-6671; the passcode is 6001001. The replay will be available until Friday, July 28, 2017.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 53 restaurants across 23 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award-winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements
Certain statements in this press release, including statements under the heading “Outlook” are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(amounts in thousands, except share and per share data)

	12 weeks ended				24 weeks ended
	June 13,		June 14,		June 13,		June 14,
	2017		2016		2017		2016

Revenues	$82,301	100.0%	$79,916	100.0%	$166,191	100.0%	$161,110	100.0%

Costs and expenses:
Costs of sales	23,433	28.5%	22,637	28.3%	47,214	28.4%	45,855	28.5%
Restaurant operating expenses	40,388	49.1%	38,017	47.6%	81,280	48.9%	76,643	47.6%
Marketing and advertising costs	1,618	2.0%	2,133	2.7%	2,918	1.8%	3,454	2.1%
Pre-opening costs	1,619	2.0%	591	0.7%	2,008	1.2%	685	0.4%
General and administrative costs	5,921	7.2%	6,030	7.5%	12,076	7.3%	11,780	7.3%
Consulting project costs	597	0.7%	-	0.0%	2,633	1.6%	-	0.0%
Reorganization severance	563	0.7%	-	0.0%	719	0.4%	-	0.0%
Lease termination and closing costs	540	0.7%	20	0.0%	538	0.3%	41	0.0%
Depreciation and amortization	4,997	6.1%	4,163	5.2%	9,813	5.9%	8,448	5.2%
	79,676	96.8%	73,591	92.1%	159,199	95.8%	146,906	91.2%

Insurance settlement	308	0.4%	-	-	348	0.2%	-	-

Operating income	2,933	3.6%	6,325	7.9%	7,340	4.4%	14,204	8.8%

Other income (expense), net:
Interest expense	(9)	-0.0%	(24)	-0.0%	(19)	0.0%	(55)	-0.0%
Other	(10)	0.0%	(5)	0.0%	(11)	0.0%	(5)	0.0%

Income before income taxes	2,914	3.5%	6,296	7.9%	7,310	4.4%	14,144	8.8%

Income tax expense	824	1.0%	1,852	2.3%	1,910	1.1%	4,289	2.7%

Net income	$2,090	2.5%	$4,444	5.6%	$5,400	3.2%	$9,855	6.1%

Basic income per share	$0.10		$0.19		$0.24		$0.42
Diluted income per share	$0.09		$0.19		$0.24		$0.42

Shares used in computing net income per common share:
Basic	21,722,126		23,349,718		22,390,745		23,332,397
Diluted	22,060,927		23,436,983		22,719,891		23,418,735

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	June 13,	December 27,
	2017	2016

Cash and cash equivalents	$2,145	$14,622
Total assets	363,656	370,782
Long-term debt	22,750	-
Total stockholders' equity	223,417	246,366

Reconciliation of Non-GAAP Measures

We prepare our consolidated financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income, Adjusted EPS and Restaurant-level EBITDA. Adjusted Net Income represents GAAP net income plus the sum of GAAP income tax expense, lease termination and closing costs, consulting project costs, and reorganization severance, minus income tax expense at an effective tax rate of 29.0% during 2017.  We believe that this measure represents a useful internal measure of performance as it excludes certain non-operating related expenditures. Restaurant-level EBITDA is calculated by adding back to net income, GAAP income tax expense, other income (expenses), net, depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, general and administrative costs, consulting project costs, reorganization severance, lease termination and closing costs, and insurance settlement proceeds.  We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner.  As a result, these measures as presented may not be directly comparable to similarly titled measures presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.  The following tables include a reconciliation of net income to adjusted net income and net income to restaurant-level EBITDA:

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 weeks ended		24 weeks ended
$ in thousands	June 13,	June 14,	June 13,	June 14,
	2017	2016	2017	2016
Net income (loss)	2,090	4,444	5,400	9,855
Income tax expense (benefit)	824	1,852	1,910	4,289
Lease termination and closing costs	540	20	538	41
Consulting project costs	597	-	2,633	-
Reorganization severance	563	-	719	-
Adjusted Pre-tax Income	4,614	6,316	11,200	14,185
Income Tax (@ 29%)	1,338	1,832	3,248	4,114
Adjusted Net Income	$3,276	$4,484	$7,952	$10,071
Basic EPS (Adjusted)	$0.15	$0.19	$0.36	$0.43
Diluted EPS (Adjusted)	$0.15	$0.19	$0.35	$0.43

DEL FRISCO'S RESTAURANT GROUP, INC.
Restaurant-Level EBITDA Reconciliation
(dollar amounts in thousands)

	12 weeks ended		24 weeks ended
$ in thousands	June 13,	June 14,	June 13,	June 14,
	2017	2016	2017	2016
GAAP Net Income	$2,090	$4,444	$5,400	$9,855
Add:
GAAP Income tax expense	824	1,852	1,910	4,289
Other (income) expenses, net	19	29	30	60
Pre-opening costs	1,619	591	2,008	685
General and administrative costs	5,921	6,030	12,076	11,780
Consulting project costs	597	-	2,633	-
Reorganization severance	563	-	719	-
Lease termination and closing costs	540	20	538	41
Depreciation and amortization	4,997	4,163	9,813	8,448
Insurance settlement	(308)	-	(348)	-
Restaurant-level EBITDA	$16,862	$17,129	$34,779	$35,158

DEL FRISCO'S RESTAURANT GROUP, INC.
Segment Information

	12 Weeks Ended June 13, 2017 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$40,194	100.0%	$15,620	100.0%	$26,487	100.0%	$82,301	100.0%
Costs and expenses:
Cost of sales	11,912	29.6%	4,771	30.5%	6,750	25.5%	23,433	28.5%
Restaurant operating expenses:
Labor	9,611	23.9%	4,676	29.9%	8,889	33.6%	23,176	28.2%
Operating expenses	4,234	10.5%	2,274	14.6%	3,534	13.3%	10,042	12.2%
Occupancy	2,808	7.0%	1,360	8.7%	3,002	11.3%	7,170	8.7%
Restaurant operating expenses	16,653	41.4%	8,310	53.2%	15,425	58.2%	40,388	49.1%
Marketing and advertising costs	720	1.8%	437	2.8%	461	1.7%	1,618	2.0%
Restaurant-level EBITDA	10,909	27.1%	2,102	13.5%	3,851	14.5%	16,862	20.5%

Restaurant operating weeks	150		202		276		628
Average weekly volume	$268.0		$77.3		$96.0		$131.1

	12 Weeks Ended June 14, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Grille		Consolidated

Revenues	$37,945	100.0%	$17,575	100.0%	$24,396	100.0%	$79,916	100.0%
Costs and expenses:
Cost of sales	11,236	29.6%	5,215	29.7%	6,186	25.4%	22,637	28.3%
Restaurant operating expenses:
Labor	8,430	22.2%	5,237	29.8%	7,836	32.1%	21,503	26.9%
Operating expenses	4,395	11.6%	2,612	14.9%	3,266	13.4%	10,273	12.9%
Occupancy	2,371	6.2%	1,289	7.3%	2,581	10.6%	6,241	7.8%
Restaurant operating expenses	15,196	40.0%	9,138	52.0%	13,683	56.1%	38,017	47.6%
Marketing and advertising costs	821	2.2%	580	3.3%	732	3.0%	2,133	2.7%
Restaurant-level EBITDA	10,692	28.2%	2,642	15.0%	3,795	15.6%	17,129	21.4%

Restaurant operating weeks	144		216		240		600
Average weekly volume	$263.5		$81.4		$101.7		$133.2

	24 Weeks Ended June 13, 2017 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$79,955	100.0%	$33,402	100.0%	$52,834	100.0%	$166,191	100.0%
Costs and expenses:
Cost of sales	23,682	29.6%	10,025	30.0%	13,507	25.6%	47,214	28.4%
Labor	19,299	24.1%	10,080	30.1%	17,896	33.8%	47,275	28.5%
Operating expenses	8,371	10.5%	4,860	14.6%	7,111	13.5%	20,342	12.2%
Occupancy	5,680	7.1%	2,126	6.4%	5,857	11.1%	13,663	8.2%
Restaurant operating expenses	33,350	41.7%	17,066	51.1%	30,864	58.4%	81,280	48.9%
Marketing and advertising costs	1,316	1.6%	752	2.3%	850	1.6%	2,918	1.8%
Restaurant-level EBITDA	21,607	27.0%	5,559	16.6%	7,613	14.4%	34,779	20.9%

Restaurant operating weeks	294		410		552		1,256
Average weekly volume	$272.0		$81.5		$95.7		$132.3

	24 Weeks Ended June 14, 2016 (unaudited)
$ in thousands	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$76,287	100.0%	$36,475	100.0%	$48,348	100.0%	$161,110	100.0%
Costs and expenses:
Cost of sales	22,633	29.7%	10,781	29.6%	12,441	25.7%	45,855	28.5%
Labor	17,554	23.0%	10,766	29.5%	15,831	32.8%	44,151	27.4%
Operating expenses	8,325	10.9%	5,314	14.6%	6,357	13.1%	19,996	12.4%
Occupancy	4,932	6.5%	2,487	6.8%	5,077	10.5%	12,496	7.8%
Restaurant operating expenses	30,811	40.4%	18,567	50.9%	27,265	56.4%	76,643	47.6%
Marketing and advertising costs	1,439	1.9%	938	2.6%	1,077	2.2%	3,454	2.1%
Restaurant-level EBITDA	21,404	28.1%	6,189	17.0%	7,565	15.6%	35,158	21.8%

Restaurant operating weeks	288		432		480		1,200
Average weekly volume	$264.9		$84.4		$100.7		$134.3

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com